Exhibit 99.1

Dennis Wolf Joins Avanex Board of Directors

Fremont, CA—April 16th, 2008/BUSINESS WIRE/—Avanex Corporation (NASDAQ: AVNX), a pioneering provider of intelligent photonic solutions enabling next-generation optical networks, today announced the appointment of Dennis Wolf to its board of directors, effective April 15, 2008.

Dennis Wolf has broad executive financial management experience in technology companies at the COO, CFO and Co-CEO levels. Mr. Wolf most recently served as Executive Vice President and CFO for MySQL, AB, a leading open source database company, where he was responsible for managing the company’s finance operations. Prior to MySQL, Mr. Wolf held financial management positions for public high technology companies including Omnicell, Inc., Credence Systems, Centigram Communications, Apple Computer, and Sun Microsystems. He currently serves on the boards of Codexis and Quantum Corporation, and has been a board member and chair of the audit committee for Nasdaq-listed companies, including Komag and Vitria Technology.

Avanex Chairman, President, and CEO Jo Major welcomed Dennis Wolf to the Avanex board, saying, “Dennis’ wealth of strategic experience in the technology sector coupled with his strong corporate finance background gives him a unique voice as our future board member. We look forward to his contributions.”

Mr. Wolf holds a Bachelor of Arts degree from the University of Colorado and an MBA from the University of Denver.

About Avanex

Avanex Corporation meets the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. Our solutions enable optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, and amplification, and include network-managed subsystems. Avanex Corporation, incorporated in 1997, is headquartered in Fremont, California, and maintains facilities in New York, Florida, China, France, Italy, and Thailand. To learn more about Avanex Corporation, visit our Web site at: www.avanex.com.

Company Contact:

Tedd Siegel

(510) 897-4437

40919 Encyclopedia Circle

Fremont, CA 94538

Investor Relations:

Brooke Deterline

510 897-4188

IR@Avanex.com